Exhibit 10.9

BFS REALTY, LLC,
as Sublessor
and
NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.,
as Sublessee

HEALTH CARD SUBLEASE AGREEMENT

DATED AS OF December 1, 2004

ADDRESS:	26 Harbor Park Drive
TOWN:	North Hempstead
COUNTY:	Nassau
STATE:	New York
SECTION:	6
BLOCK:	89
LOT:	10

Record and Return to:
Phillips Lytle LLP
1100 Franklin Avenue
Garden City, New York 11530
Attention: Milan K. Tyler, Esq.

HEALTH CARE SUBLEASE AGREEMENT
     THIS HEALTH CARE SUBLEASE AGREEMENT, dated as of December 2004 (this “Sublease Agreement”), by and between BFS REALTY, LLC, a limited liability company organized and existing under the laws of the State of New York and authorized to do business in the State of New York, having its principal office at 26 Harbor Park Drive, port Washington, New York 11050 (the “Sublessor” or the “Company”), and NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC., a corporation organized and existing under the laws of the State of Delaware and authorized to do business in the State of New York, having its principal office at 26 Harbor Park Drive, Port Washington, New York 11050 (the “Sublessee” or “Health Card”).
W I T N E S S E T H:
     WHEREAS, the New York State Industrial Development Agency Act, constituting Title 1 of Article 18-A of the General Municipal Law, Chapter 24 of the Consolidated Laws of New York, as amended (the “Enabling Act”) authorizes and provides for the creation of industrial development agencies in the several counties, cities, villages and towns in the State of New York and empowers such agencies, among other things, to acquire, construct, reconstruct, lease, improve, maintain, equip and furnish land, any building or other improvement, and all real and personal properties, including but not limited to machinery and equipment, deemed necessary in connection therewith, whether or not now in existence or under construction, which shall be suitable for manufacturing, warehousing, research, commercial, industrial or civic purposes, to the end that such agencies may be able to promote, develop, encourage, assist and advance the job opportunities, health, general prosperity and economic welfare of the people of the State of New York and to improve their prosperity and standard of living; and
     WHEREAS, pursuant to and in accordance with the provisions of the Enabling Act, the Nassau County Industrial Development Agency (the “Agency”) was established by Chapter 674 of the 1975 Laws of New York, as amended (together with the Enabling Act, the “Act”) for the benefit of the County of Nassau and the inhabitants thereof; and
     WHEREAS, to accomplish its stated purposes, the Agency is authorized and empowered under the Act to acquire, construct, reconstruct and install one or more “projects” (as defined in the Act), or to cause said projects to be acquired, constructed, reconstructed and installed and to convey said projects or to lease said projects with the obligation to purchase; and
     WHEREAS, to accomplish the purposes of the Act, the Agency has entered into negotiations with the Sublessor for a “project” within the meaning of the Act (as described in the recitals hereto) within the territorial boundaries of the County of Nassau; and
     WHEREAS, the project will involve the Company, as Applicant, together with Sandata Technologies, Inc. (“Sandata”) and Health Card (each an “Applicant” and, collectively, the “Applicants”), and the Applicants have each presented an application (as amended) (each an “Application” and, collectively, the “Applications”) to the Agency, requesting that the Agency consider undertaking certain projects (“the “Projects”) consisting of the following: (A)(1) the acquisition of an interest in an approximately 6.34 acre parcel of land located at 26 Harbor Park Drive, Port Washington, Town of North Hempstead, County of Nassau, New York (the “Land”), together with an existing approximately 73,445 square foot building containing office space, a data center and warehouse space and related improvements located on the Land, (2) the renovation and expansion of the existing building to provide additional office space, data center space and warehouse space (the “Building”), together with certain fixtures, machinery, equipment and furniture for use in connection with the Building (the “Equipment”), and (3) the acquisition and installation and/or vendor lease and installation of furniture, machinery, computer, data processing, telecommunications and office systems and equipment for the benefit of Sandata and/or Health Card (the “Project Equipment”), all of the foregoing to constitute an office/data/warehouse facility (collectively, but excluding the Project Equipment, the “Project Facility”); (B) the granting of certain “financial assistance” (within the meaning of Section 854(14) of the Act) with respect to the foregoing, including potential exemptions or partial exemptions from sales and use taxes, mortgage recording taxes, real property taxes, real property transfer taxes and recording fees and charges for the Project (collectively, the “Financial Assistance”); (C) the lease (with an obligations to purchase) or sale of all or part of the portion of the Project Facility consisting of the Land and Building to the Company; (D) the sublease of all or part of the portion of the Project Facility consisting of the Land and Building by Company to Sandata and Health Card and one or more third parties satisfactory to the Agency designated by an Applicant and agreed upon by the Agency; and (E) the lease (with an obligation to purchase) and/or sublease of a leasehold interest and/or vendee leasehold interest in the Project Equipment to Sandata and Health Card; and
     WHEREAS, the Company, in its Application, has designated Sandata with respect to the Sandata Portion of the Project Facility, Health Card with respect to the Health Card Portion of the Project Facility, Medical Arts Office Services, Inc. (“MAOS”) with respect to the MAOS Portion of the Project Facility, PW Capital, LLC (“PW”) with respect to the PW Portion of the Project Facility, Northeast Equity Management, LLC (“Northeast”) with respect to the Northeast Portion of the Project Facility and Identification, Data & Imagining, LLC (“IDI”) with respect to the IDI Portion of the Project Facility, all as the sublessees of the Realty pursuant to, respectively, the Sandata Sublease Agreement, the Health Card Sublease Agreement, the MAOS Sublease Agreement, the PW Sublease Agreement, the Northeast Sublease Agreement and the IDI Sublease Agreement (collectively, the “Sublease Agreements”) (as all such capitalized terms not defined herein shall have the meanings ascribed thereto in the Lease Agreement referenced below in these recitals); and
     WHEREAS, in connection with the Project Equipment, the Agency contemplates entering into a separate lease thereof with Sandata (the “Sandata Equipment Lease”) with respect to the portion of the Project Equipment to be leased to and used by Sandata (the “Sandata Equipment”); and
     WHEREAS, in connection with the Project Equipment, the Agency also contemplates entering into a separate lease thereof with Health Card (the “Health Card Equipment Lease”) with respect to the portion of the Project Equipment to be leased to and used by Health Card (the “Health Card Equipment”); and

     WHEREAS, pursuant to the authorization contained in that certain resolution adopted by the members of the Agency on February 11, 2004 (the “Public Hearing Resolution”), the Executive Director of the Agency (A) caused notice of a public hearing of the Agency pursuant to Section 859-a of the Act (the “Public Hearing”) to hear all persons interested in the Project and the Financial Assistance being contemplated by the Agency with respect to the Project, to be mailed on April 23, 2004 to the chief executive officer of Nassau County and of each other affected tax jurisdiction within which the Project Facility is to be located, (B) caused notice of the Public Hearing to be published on April 23, 2004 in Newsday, a newspaper of general circulation available to residents of the Town of North Hempstead, New York, (C) conducted the Public Hearing on June 4, 2004 at 10:00 a.m., local time at North Hempstead Town Hall, 220 Plandome Road, Manhasset, Town of North Hempstead, Nassau County, New York, and (D) prepared a report of the Public Hearing (the “Report”) which fairly summarized the views presented at the Public Hearing and distributed same to the members of the Agency; and
     WHEREAS, pursuant to the authorization contained in the Public Hearing Resolution, the Executive Director of the Agency (A) caused notice of a meeting of the Agency (the “IDA Meeting”) with respect to the proposed deviation from the Agency’s uniform tax exemption policy and guidelines to be mailed on April 23, 2004 to the chief executive officer of each affected tax jurisdiction, and (B) conducted the IDA Meeting on June 9, 2004 and reviewed and responded to any comments or correspondence received from the affected tax jurisdictions at or before the IDA Meeting regarding the proposed deviation from the Agency’s uniform tax exemption policy; and
     WHEREAS, pursuant to Article 8 of the Environmental Conservation Law, Chapter 43-B of the Consolidated Laws of New York, as amended (the “SEQR Act”) and the regulations adopted pursuant thereto by the Department of Environmental Conservation of the State of New York (the “Regulations” and collectively with the SEQR Act, “SEQRA”), the Agency, by resolution dated October 19, 2004, designated itself “lead agency” under SEQRA with respect to the Project, determined that the Project will not have a significant adverse impact on the environment and issued and filed a “negative declaration” for purposes of SEQRA; and
     WHEREAS, by resolution adopted by the members of the Agency on December 7, 2004 (the “Inducement Resolution”), the Agency, following a review of the Report, made a determination to proceed with the Project and to grant the Financial Assistance; and
     WHEREAS, by further resolution adopted by the members of the Agency on December 7, 2004 (the “Authorizing Resolution”), the Agency determined to enter into the “straight lease transaction” (as such quoted term is defined in the Act) contemplated by the Lease Agreement (hereinafter defined) and the other Transaction Documents and, in addition, the Sandata Equipment Lease and the Health Card Equipment Lease; and
     WHEREAS, to facilitate the Project, in addition to the transactions contemplated by the Sandata Equipment Lease and the Health Card Equipment Lease with respect to the Project Equipment, the Agency and the Sublessor have entered into negotiations to enter into a “straight lease transaction” within the meaning of the Act in which the Agency will acquire fee simple title to the Land and the improvements thereon and the Agency will lease its interest in the Project Facility to the Sublessor pursuant to a Lease Agreement (Realty) of even date herewith (the “Lease

Agreement”), and, in furtherance of such purposes, the Agency adopted the Inducement Resolution and the Authorizing Resolution authorizing the undertaking of the Project, the acquisition, renovation, installation and equipping of the Project Facility by the Agency and the lease of the Project Facility by the Agency to the Sublessor pursuant to the Lease Agreement for sublease to the Sublessees pursuant to the Sublease Agreements; and
     WHEREAS, the provision by the Agency of financial assistance to the Sublessor and the Sublessees has been determined to be necessary to enable the Company to proceed with the Project in Nassau County; and
     WHEREAS, immediately prior to the execution and delivery of the Lease Agreement, the Sublessor will execute and deliver or cause to be executed and delivered to the Agency (A) a certain deed dated as of the date hereof (the “Deed to the Agency”) from the Sublessor to the Agency, which conveys to the Agency all right, title and interest of the Sublessor in and to the Premises, and (B) a bill of sale dated as of the date hereof (the “Bill of Sale to Agency”), which conveys to the Agency all right, title and interest of the Sublessor in and to the Equipment (excluding the Project Equipment referenced above, which is to be conveyed to the Agency pursuant to separate bills of sale from Sandata and Health Card and/or in which the Agency shall acquire a vendee leasehold interest therein); and
     WHEREAS, pursuant to the Lease Agreement, the Agency will lease the Project Facility to the Company, and pursuant to the Sublease Agreements referenced above, of even date herewith between the Company and the Sublessees, the Company will sublease the Project Facility in whole to the Sublessees; and
     WHEREAS, pursuant to a certain Payment in Lieu of Taxes Agreement of even date herewith among the Company, Sandata, Health Card, IDI, PW, Northeast and MAOS and the Agency, the Company, Sandata, Health Card, IDI, PW, Northeast and MAOS each has agreed to make certain payments in lieu of real estate taxes with respect to the Land and the improvements thereon, and such obligation is to be secured pursuant to a Mortgage of even date herewith (the “PILOT Mortgage”) from the Company, Sandata, Health Card, IDI, PW, Northeast and MAOS and the Agency, as mortgagors, to the County of Nassau (the “County”), as mortgagee, pursuant to which the Agency, the Company, Sandata, Health Card, IDI, PW, Northeast and MAOS will grant a first mortgage lien on the Land and the improvements thereon; and
     WHEREAS, in order to finance a portion of the costs of the Project, HSBC Bank USA, National Association (the “Bank”) has agreed to lend $9,400,000 in the aggregate to the Company (the “Bank Mortgage Loan”); and
     WHEREAS, in order to evidence its obligation to repay the Bank Mortgage Loan, the Company will issue to the Bank a promissory note (the “Bank Mortgage Note”) in the principal amount of the Bank Mortgage Loan dated the Closing Date; and
     WHEREAS, in order to secure its obligations to the Bank under the Bank Mortgage Note, the Company will, joined in by the Agency for the sole purpose of subjecting to the lien thereof the Agency’s interest in the Project Facility, grant a mortgage in the Project Facility and the leasehold interest created by the Lease to the Bank, to be entitled “Fee and Leasehold Mortgage with Security Agreement and Assignment of Rents”, and dated the Closing Date (the “Bank Mortgage”) from the Company and the Agency to the Bank; and
     WHEREAS, to provide Financial Assistance in connection with the Project Equipment, the Agency (i) will enter into the Sandata Equipment Lease with Sandata with respect to the Sandata Equipment and (ii) will enter into the Health Card Equipment Lease with Health Card with respect to the Health Card Equipment; and
     WHEREAS, in connection with the foregoing, to effect a sublease of the Health Card Portion of the Project Facility from the Company, as sublessor, to Health Card, as sublessee, the Company has entered into this Sublease Agreement with Health Card; and
     WHEREAS, this Sublease Agreement is authorized pursuant to Section 5.6 and Section 9.3 of the Lease Agreement,
     NOW, THEREFORE, in consideration of the premises and the respective representations and agreements hereinafter contained, the parties hereto agree as follows:
     Section 1. Definitions. Any term not defined herein shall have the meaning set forth for such term in the Lease Agreement (Realty) or in Appendix A attached hereto and made a part hereof.
     Section 2. Construction. In this Sublease Agreement, unless the context otherwise requires:
     (a) The terms “hereby”, “hereof, “hereto”, “herein”, “hereunder” and any similar terms, as used in this Sublease Agreement, refer to this Sublease Agreement, and the term “hereafter” shall mean after, and the term “heretofore” shall mean before, the date of the execution and delivery of this Sublease Agreement.
     (b) Words of the masculine gender shall mean and include correlative words of the feminine and neuter genders and words importing the singular number shall mean and include the plural number and vice versa.
     (c) Words importing persons shall include firms, associations, partnerships (including limited partnerships), trusts, corporations, limited liability companies and other legal entities, including public bodies, as well as natural persons.
     (d) Any headings preceding the texts of the several Sections of this Sublease Agreement, and any table of contents appended to copies hereof, shall be solely for convenience of reference and shall not constitute a part of this Sublease Agreement, nor shall they affect its meaning, construction or effect.

     (e) References to documents, instruments, or agreements shall mean such documents, instruments and agreements as they may be amended, modified, renewed, replaced or restated from time to time.
     Section 3. Representations and Warranties by Sublessee. The Sublessee makes the following representations, warranties and covenants to the Agency and the Sublessor:
     (a) The Sublessee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is authorized to do business in the State of New York, is not in violation of any provision of its certificate of incorporation or by-laws, has the corporate power and authority to own its property and assets, to carry on its business as now being conducted by it and to execute, deliver and perform this Sublease Agreement and each other Transaction Document to which it is or shall be a party.
     (b) The execution, delivery and performance of this Sublease Agreement and each other Transaction Document to which it is or shall be a party and the consummation of the transactions herein and therein contemplated have been duly authorized by all requisite corporate action on its part and will not violate any provision of law, any order of any court or agency of government, or its certificate of incorporation or by-laws, or any indenture, agreement or other instrument to which it is a party or by which it or any of its property is subject to or bound, or be in conflict with or result in a breach of or constitute (with due notice and/or lapse of time) a default under any such indenture, agreement or other instrument or result in the imposition of any lien, charge or encumbrance of any nature whatsoever on the Project Facility other than Permitted Encumbrances.
     (c) Sublessee has no knowledge of any action or proceeding pending or threatened by or against it by or before any court or administrative agency that would adversely affect its ability to perform its obligations under this Sublease Agreement and each other Transaction Document to which it shall be a party and all authorizations, consents and approvals of governmental bodies or agencies required to be obtained by it as of the date hereof in connection with the execution and delivery of this Sublease Agreement and each other Transaction Document to which it shall be a party or in connection with the performance of its obligations hereunder and under each of the Transaction Documents have been obtained.
     (d) The Project Facility will constitute a “project” under the Act, and it intends to operate the Sandata Portion of the Project Facility, or cause the Sandata Portion of the Project Facility to be operated, in accordance with this Sublease Agreement and as a facility to be used for the purposes set forth in the recitals hereto and as a qualified “project” in accordance with and as defined under the Act.
     (e) The financial assistance (within the meaning of the Act) provided by the Agency to the Sublessor and the Sublessee through the straight-lease transaction (within the meaning of the Act) as contemplated by this Sublease Agreement is reasonably necessary to induce it to proceed with the Project.

     (f) Subject to Sections 7.1 and 7.2 of the Lease Agreement, no Equipment shall be located at any site other than the Project Facility.
     (g) The Project is reasonably necessary to discourage it from removing its operations from within the State to a location outside the State and to preserve its competitive position in its industry.
     (h) The transactions contemplated by this Sublease Agreement shall not result in the removal of any facility or plant of it or any other occupant or user of the Project Facility from one area of the State (but outside of the County) to within the County or in the abandonment of one or more of the facilities or plants of it or of any other occupant or user of the Project Facility located within the State (but outside of the County).
     (i) The transactions contemplated by this Sublease Agreement shall not provide financial assistance in respect of any project where facilities or property that are primarily used in making retail sales (within the meaning of the Act) of goods or services to customers who personally visit such facilities constitute more than one-third of the total project costs and undertaking the Project will serve the public purposes of the Act by preserving permanent, private sector jobs or increasing the overall number of permanent, private sector jobs in the State.
     (j) No funds of the Agency shall be used in connection with the transactions contemplated by this Sublease Agreement for the purpose of preventing the establishment of an industrial or manufacturing plant or for the purpose of advertising or promoting materials which depict elected or appointed government officials in either print or electronic media, nor shall any funds of the Agency be given hereunder to any group or organization which is attempting to prevent the establishment of an industrial or manufacturing plant within the State.
     (k) This Sublease Agreement and the other Transaction Documents constitute the legal, valid and binding obligations of it enforceable against it in accordance with their respective terms.
     (1) To the best of Sublessee’s knowledge, the Sublessor and the Sublessee are in compliance, and will continue to comply, with all Federal, State and local laws or ordinances (including rules and regulations) relating to zoning, building, safety and environmental quality applicable to the Project and the operation of the Project Facility.
     (m) No Person other than the Sublessor and the Sublessee is or will be in use, occupancy or possession of any portion of the Health Card Portion of the Project Facility.
     (n) The Project will be designed, and the operation of the Health Card Portion of the Project Facility will be, in compliance with all applicable Federal, State and local laws or ordinances (including rules and regulations) relating to safety and environmental quality.
     (o) The Sublessor and the Sublessee are affiliates of one another and share common ownership and/or control.

     (p) The moneys available to the Sublessor and the Sublessee are sufficient to pay all costs in connection with the completion of the Project that pertains to the Project Facility.
     (q) The representations, warrants, and covenants made by the Company as set forth in Section 2.2 of the Lease Agreement are adopted and incorporated into this Sublease Agreement as the representations, warrants and covenants of the Sublessee as though fully set forth herein and given by the Sublessee under this Section 3.
     (r) The Sublessees shall maintain at all times during the term of this Sublease Agreement and the Health Card Equipment Lease their current level of employment at the Project Facility in the State of New York as set forth in the Application, which current level of employment consists of two hundred twelve (212) full time equivalent, private sector jobs. The Sublessees shall also (i) create at least twenty-four (24) new, full-time equivalent, private sector jobs in the State of New York within one (1) year after the Scheduled Completion Date and maintain such jobs throughout the term of this Sublease Agreement and the Health Card Equipment Lease, (ii) create at least forty-eight (48) new, full-time equivalent, private sector jobs in the State of New York within two (2) years after the Scheduled Completion Date and maintain such jobs throughout the term of this Sublease and the Health Card Equipment Lease, and (iii) create at least seventy-one (71) new, full-time equivalent, private sector jobs in the State of New York within three (3) years after the Scheduled Completion Date and maintain such jobs throughout the term of this Sublease Agreement and the Health Card Equipment Lease, all of which jobs shall, at all times during the term of this Sublease Agreement and the Health Card Equipment Lease, be located at the Health Card Portion of the Project Facility pursuant to the terms and provisions of the Lease Agreement, this Sublease Agreement and the Health Card Equipment Lease.
     Section 4. Incorporation of Lease Agreement and Prior Sublease.
     (a) The Sublessee acknowledges receipt of a true and complete copy of the Lease Agreement and consents to the terms thereof. All of the terms, conditions and covenants of the Lease Agreement (including, without limitation, Section 1.3 thereof) are deemed incorporated by reference in this Sublease Agreement, with the same force and effect as if each and every provision thereof were more fully and at length set forth herein, provided, however, that only the Sublessor can exercise the option to purchase the Project Facility as set forth in Article XI of the Lease Agreement and only the Sublessor can function as the “agent” of the Agency under Section 4.1 of the Lease Agreement. The Sublessee covenants and agrees to comply with every requirement and obligation imposed upon it pursuant to the terms and provisions of the Lease Agreement or as may be required or permitted of it at the insistence of the Sublessor in accordance with the terms and provisions of the Lease Agreement.
     (b) The parties hereto are parties to a Lease Agreement dated August 1, 2001 and amended on October 23, 2003 and April 26, 2004 (the “Prior Sublease”), a copy of which is attached hereto as Exhibit C. This Sublease Agreement is in replacement and restatement of the Prior Sublease. To the extent not inconsistent with the terms hereof, the other terms, conditions and covenants of the Prior Sublease are deemed incorporated by reference in this Sublease Agreement, with the same force and effect as if each and every provision thereof were more fully and at length set forth herein.

     Section 5. Sublease of Facility. (a) The Sublessor hereby subleases to the Sublessee and the Sublessee hereby subleases from the Sublessor the Health Card Portion of the Project Facility for and during the term herein provided and upon and subject to the terms and conditions herein set forth. The Health Card Portion of the Project Facility is more fully described in Exhibit B hereto and is located on the Land more fully described in Exhibit A hereto. The Sublessee shall at all times during the term of this Sublease Agreement occupy, use and operate the Health Card Portion of the Project Facility as a facility to be used for the purposes set forth in the recitals hereto and as a qualified “project” in accordance with the provisions of the Act.
     The term of this Sublease Agreement shall commence on the date of the execution and delivery of this Sublease Agreement and shall expire on December 31, 2015 or upon such earlier or later date as may be provided in accordance with the terms of the Lease Agreement (or upon such earlier termination of the Lease Agreement as provided therein) but in no event earlier than one day prior to the termination of the Lease Agreement. This Sublease Agreement shall survive the transfer of the Project Facility to the Sublessor in the manner and to the extent provided in Section 11.2(D) of the Lease Agreement.
     (b) During the term of this Sublease Agreement, the Sublessee agrees to pay sublease rentals to the Sublessor in accordance with the Prior Sublease. To the extent not inconsistent with this Sublease Agreement, all of the terms, provisions, conditions and covenants of the Prior Sublease are deemed incorporated by reference in this Sublease Agreement, with the same force and effect as if each and every provision thereof were more fully and at length set forth herein.
The Sublessor agrees that any sublease rentals payable pursuant to the preceding sentence of this paragraph (b) attributable to the Rental Payments under the Lease Agreement shall be paid directly or for the account of the Agency as provided in the Lease Agreement (and hereby directs the Sublessee and the Sublessee agrees to make such payments), except that if the Lease Agreement or the Agency requires Rental Payments to be paid otherwise, such sublease rentals shall be paid in the same manner as so required. Any sublease rentals payable to Sublessor pursuant to this paragraph in excess of the Rental Payment and other payments then due under the Lease Agreement may be retained by Sublessor for its own purposes subject to the obligations of Sublessor to the Bank, except under the following circumstances: (i) an Event of Default under the Lease Agreement has occurred and is continuing uncured, (ii) a recapture of Agency benefits pursuant to Section 11.4 of the Lease Agreement is pending due to the occurrence of a “Recapture Event” (as defined in Section 11.4 of the Lease Agreement) and the payment obligation resulting from the occurrence of the Recapture Event remains unpaid and unsatisfied, or (iii) payments are presently owed and unpaid to the Agency, including pursuant to any right of indemnification extended to the Agency and others under the terms of the Lease Agreement.
     (c) Subject to the provisions of Section 1.3 of the Lease Agreement and as set forth in Section 4 of this Sublease Agreement, the Sublessee hereby agrees to be bound by each and every obligation, term, covenant, condition and agreement of the Lease Agreement by which the Sublessor as Lessee thereunder is bound and hereby assumes all of the Sublessor’s obligations under the Lease Agreement as if the Sublessee was the named Lessee under the Lease Agreement and agrees to keep and perform all of the obligations, terms, covenants, conditions and agreements of the

Lease Agreement and to pay all sums due under the Lease Agreement on the part of the Sublessor thereunder to be kept and performed and paid and further assumes all obligations as specifically relate to the Sublessee as are contained in the Lease Agreement. Those obligations of the Sublessor in the Lease Agreement which are set forth as surviving the termination of the Lease Agreement shall similarly survive as obligations of the Sublessee and survive the termination of this Sublease Agreement.
     Section 6. Nature of Sublessee’s Obligations Unconditional. The Sublessee’s obligations under this Sublease Agreement to pay sublease rentals and to pay other amounts required to be paid hereunder shall be absolute, unconditional and general obligations, and irrespective of any defense or any rights of set-off, recoupment or counterclaim or deduction and without any rights of suspension, deferment, diminution or reduction either might otherwise have against the Sublessor, the Agency or any other Person and the obligation of the Sublessee shall arise whether or not the Project has been completed as provided in the Lease Agreement. The Sublessee will not suspend or discontinue payment of any sublease rental or other amounts due and payable hereunder or performance or observance of any covenant or agreement required on the part of the Sublessee hereunder for any cause whatsoever, and the Sublessee waives all rights now or hereafter conferred by statute or otherwise to any abatement, suspension, deferment, diminution or reduction in the sublease rentals due or to become due hereunder.
     Section 7. Dissolution or Merger of Sublessee; Restrictions on Sublessee. The Sublessee covenants and agrees that at all times during the term of this Sublease Agreement, it will maintain its existence as a corporation as in effect on the date hereof and will not dissolve or otherwise dispose of all or substantially all of its assets, will not consolidate with or merge into another corporation or other Person, or permit one or more corporations or other Persons to consolidate with or merge into it, without giving prior notice to the Agency and obtaining the consent of the Agency. The Sublessee agrees that it will not change its name or its state of organization without giving prior written notice to the Agency and obtaining the consent of the Agency, which consent shall not be unreasonably withheld or delayed.
     The Sublessee further represents, covenants and agrees that it is and throughout the term of this Sublease Agreement will (y) continue to be owned or controlled by the same individuals or entities as shall own or control the beneficial ownership in the Sublessor, and (z) continue to be. duly qualified to do business in the State and that any legal entity succeeding to its rights under this Sublease Agreement shall be and continue to be duly qualified to do business in the State.
     Section 8. Events of Default. Any one or more of the following events shall constitute an “Event of Default” hereunder:
     (a) Failure of the Sublessee to pay any rental under Section 5(b) hereof that has become due and payable by the terms hereof which results in the occurrence of an Event of Default under the Lease Agreement;
     (b) (i) Failure of the Sublessee to pay any amount (except the obligation to pay rent under Section 5(b) hereof) that has become due and payable or to observe and perform any covenant, condition or agreement on its part to be performed under Section 6 or 7 hereunder or with respect to Sections 6.2, 6.6, 8.4, 8.9, 8.12, 9.1, 9.3, 10.4 and 11.4 of the Lease Agreement or with respect to the indemnification provisions set forth in Sections 2.2(G), 3.1, 3.3, 6.1, 8.2 and 12.9(C) of the Lease Agreement and continuance of such failure for a period of fifteen (15) days after receipt by the Sublessee of written notice specifying the nature of such default from the Agency;
     (ii) Failure of the Sublessee to pay any amount (except the obligation to pay rent under Section 5(b) hereof) that has become due and payable or to observe and perform any covenant, condition or agreement on its part to be performed with respect to Section 6.3 of the Lease Agreement and continuance of such failure for a period of fifteen (15) days after receipt by the Sublessee of written notice specifying the nature of such default from the Agency;
     (c) Failure of the Sublessee to observe and perform any covenant, condition or agreement hereunder on its part to be performed (except as set forth in Section 8(a) or (b) above) and (1) continuance of such failure for a period of fifteen (15) days after receipt by the Sublessee of written notice specifying the nature of such default from the Agency, or (2) if by reason of the nature of such default the same can be remedied, but not within the said fifteen (15) days, the Sublessee fails to proceed with reasonable diligence after receipt of said notice to cure the same or fails to continue with reasonable diligence its efforts to cure the same;
     (d) The Sublessee, the Sublessor or any Guarantor shall (i) apply for or consent to the appointment of or the taking of possession by a receiver, liquidator, custodian or trustee of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as such debts generally become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (v) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, (vi) fail to controvert in a timely or appropriate manner, or acquiesce in writing to, any petition filed against itself in an involuntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (vii) take any action for the purpose of effecting any of the foregoing, or (viii) be adjudicated a bankrupt or insolvent by any court;
     (e) A proceeding or case shall be commenced, without the application or consent of the Sublessee, the Sublessor or any Guarantor, in any court of competent jurisdiction, seeking, (i) liquidation, reorganization, dissolution, winding-up or composition or adjustment of debts, (ii) the appointment of a trustee, receiver, liquidator, custodian or the like of the Sublessee, the Sublessor or any Guarantor, or of all or any substantial part of its respective assets, or (iii) similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) days, or any order for relief against the Sublessee, the Sublessor or any Guarantor shall be entered in an involuntary case under such Bankruptcy Code; the terms “dissolution” or “liquidation” of the Sublessee, the Sublessor or any Guarantor as used above shall not be construed to prohibit any action otherwise permitted by Section 7 hereof, Section 8.4 of the Lease Agreement, or Section 3.7 of the Guaranty Agreement;

     (f) Any representation or warranty made by the Sublessee, the Sublessor or any Guarantor in (i) the application and related materials submitted to the Agency for approval of the Project or the transactions contemplated by this Sublease Agreement, (ii) herein or in any other Transaction Document, or (iii) any report, certificate, financial statement or other instrument furnished pursuant hereto or any of the foregoing, shall prove to be false, misleading or incorrect in any material respect as of the date made; or
     (g) An “Event of Default” under the Guaranty or the Lease Agreement or the Sandata Equipment Lease or any other Transaction Document shall occur and be continuing.
     Whenever any Event of Default shall have occurred and be continuing, the Agency may take any of the same remedial steps with respect to the Sublessee under this Sublease Agreement as are set forth in the Lease Agreement with respect to the Lessee or the Sublessee in connection with an Event of Default thereunder.
     Section 9. Sublease Agreement for Benefit of the Agency. It is understood and agreed by the parties hereto that this Sublease Agreement is entered into for the benefit of the Agency, and the payments, obligations, covenants and agreements of the parties hereto may be enforced by the Agency as if it were a party to this Sublease Agreement.
     Section 10. Recording. This Sublease Agreement or a memorandum hereof shall be recorded by the Sublessee subsequent to the recordation of the Lease Agreement in the appropriate office of the County Clerk of Nassau County, or in such other office as may at the time be provided by law as the proper place for the recordation thereof.
     Section 11. Miscellaneous. This Sublease Agreement shall inure to the benefit of the Sublessor, the Sublessee and the Agency, and shall be binding upon the Sublessor and the Sublessee and their respective successors and assigns.
     This Sublease Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
     The Sublessor and the Sublessee agree that this Sublease Agreement is subject to and is expressly subordinated to the PILOT Agreement, the PILOT Mortgage, and the Lease Agreement and all extensions, modifications, amendments and renewals thereof. This Sublease Agreement, except for the corresponding obligations of the Sublessee under the Sublease Agreement with respect to the PILOT Agreement, the Agency’s rights under Section 11.4 of the Lease Agreement, obligations owed to the Agency resulting from the Agency’s Unassigned Rights under the Lease Agreement and the PILOT Mortgage, is subordinate to the mortgage and the terms and conditions of the Bank Mortgage and the Ancillary Documents, including all amounts advanced thereunder and all renewals, replacements and modifications thereto. The Bank Mortgage and the Ancillary Documents (including all amounts advanced thereunder and all renewals, replacements and modifications thereto) shall be subject and subordinate to the corresponding obligations of the Sublessee under this Sublease Agreement with respect to the PILOT Agreement, the Agency’s rights under Section 11.4 of the Lease Agreement, obligations owed to the Agency resulting from the Agency’s Unassigned Rights under the Lease Agreement and the PILOT Mortgage.

     This Sublease Agreement shall not be assigned, modified, amended, rescinded, terminated, repealed or cancelled without the prior written consent of the Agency in each instance.
     The Sublessee shall not seek to recover from the Agency any moneys paid to the Agency pursuant to this Sublease Agreement, whether by reason of set-off, counterclaim or deduction or for any reason whatsoever. The Sublessee covenants and agrees (w) that whenever the consent or approval of the Sublessor is required or permitted under this Sublease Agreement, the written consent or approval of the Agency shall first be obtained before taking any action or omitting to take any action for which such consent or permission is needed by the Sublessor; (x) simultaneously to give to the Agency copies of all notices and communications by the Sublessee under this Sublease Agreement; (y) that the Agency shall not be obligated by reason of the assignment of this Sublease Agreement or otherwise to perform or be responsible for the performance of any duties or obligations of the Sublessor hereunder; and (z) not to make any prepayments of rents or other sums due hereunder to the Sublessor unless such prepayments shall also be simultaneously applied as a prepayment of Rental Payments or other sums due or to become due under the Lease Agreement.
     Any obligations that may be imposed upon the Agency by virtue of operation of this Sublease Agreement shall be subject to the non-recourse provisions of Section 12.9 of the Lease Agreement as though such non-recourse provisions were fully set forth herein.
     The Sublessee hereby waives the provisions of Section 227 of the New York Real Property Law or any law of like import now or hereafter in effect.
     All notices, certificates or other communications hereunder shall be sufficient if sent by registered or certified United States mail, postage prepaid, addressed, if to the Sublessor, to BFS Realty LLC, 26 Harbor Park Drive, Port Washington, New York 11050, Attention: Bert E. Brodsky, Manager, with a copy to Kenneth D. Faltischek, Esq., 26 Harbor Park Drive, Port Washington, New York 11050, and Ruskin Moscou Faltischek, P.C., East Tower, 15th Floor, 190 EAB Plaza, Uniondale, New York 11556, Attention: Edward Ambrosino, Esq., and if to the Sublessee, National Medical Health Card Systems, Inc., 26 Harbor Park Drive, Port Washington, New York 11050, Attention: Bert E. Brodsky, Chairman of the Board, with a copy to Kenneth D. Faltischek, Esq., 26 Harbor Park Drive, Port Washington, New York 11050, and Ruskin Moscou Faltischek, P.C., East Tower, 15th Floor, 190 EAB Plaza, Uniondale, New York 11556, Attention: Edward Ambrosino, Esq. Copies of any notices delivered to the Sublessor or to the Sublessee shall also be sent to the Agency at 400 County Seat Drive, Mineola, New York 11501, Attention: Executive Director, with a copy to Phillips Lytle LLP, 1100 Franklin Avenue, Suite 400, Garden City, New York 11530, Attention: Milan K. Tyler.
     This Sublease Agreement, together with the Prior Sublease shall completely and fully supersede all other prior understandings or agreements, both written and oral, between the Sublessor and the Sublessee relating to the Project Facility.
     If any clause, provision or section of this Sublease Agreement be ruled invalid by any court of competent jurisdiction, the invalidity of such clause, provision or section shall not affect any of the remaining provisions hereof.

     The Sublessee will permit the Agency, or its duly authorized agent, at all reasonable times and upon reasonable notice, to enter the Project Facility but solely for the purpose of assuring that the Sublessee is operating the Project Facility, or is causing the Project Facility to be operated, as a facility to be used for the purposes set forth in the recitals hereto and a qualified “project” within the meaning of the Act consistent with the purposes set forth in the recitals to this Sublease Agreement and with the public purposes of the Agency, and not for any purpose of assuring the proper maintenance or repair of the Project Facility as such latter obligation is and shall remain solely the obligation of the Sublessee.
     This Sublease Agreement shall become effective upon its delivery. It may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.
     It is the intention of the parties hereto that this Sublease Agreement be a “net lease” and that the portion of the rent set forth in Section 5(b) of the Sublease Agreement be available for Rental Payments under the Lease Agreement, and this Sublease Agreement shall be construed to effect such intent.
     THE PARTIES HERETO DO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS SUBLEASE AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION WITH THIS SUBLEASE AGREEMENT.
     The provision of this Sublease Agreement relating to waiver of a jury trial and the right of re-entry or re-possession shall survive the termination or expiration of this Sublease Agreement.
     The Sublessee shall not make, or suffer to be made, any leases (other than the Lease Agreement and this Sublease Agreement and subleases made in accordance with Section 9.3 of the Lease Agreement) or cancel or modify any leases or further assign the whole or any part of the rents without the prior written consent of the Agency. No lease (other than the Lease Agreement and this Sublease Agreement) covering all or any part of the Project Facility shall be valid or effective without the prior written approval of the Agency. In respect of any lease, the Sublessee will (i) fulfill or perform each and every provision thereof on its part to be fulfilled or performed; (ii) promptly send copies of all notices of default which it shall send or receive thereunder to the Agency, and (iii) enforce, short of termination thereof, the performance or observance of the provisions thereof. Nothing contained in this Sublease Agreement shall be deemed to impose on the Agency any of the obligations of the lessor under the leases.
     The date of this Sublease Agreement shall be for reference purposes only and shall not be construed to imply that this Sublease Agreement was executed on the date first above written. This Sublease Agreement was executed and delivered on the Closing Date.

[THIS PAGE IS INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, the Sublessor and the Sublessee have authorized the execution of this Sublease Agreement and the Agency has executed its consent thereto, all being done as of the year and day first above written.

BFS REALTY, LLC,
as Sublessor

By:	/s/ Bert E. Brodsky Name: Bert E. Brodsky
Title: Manager

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.,
as Sublessee

By:	/s/ Stuart Fleischer

Name: Stuart Fleischer
Title: Chief Financial Officer

STATE OF NEW YORK	)
) ss.:
COUNTY OF NASSAU	)
     On the 14th day of December, in the year two thousand four, before me the undersigned, a Notary Public in and for said State, personally appeared BERT E. BRODSKY personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual executed the instrument.

/s/ Mary Farruggio Notary Public

(STAMP)

STATE OF NEW YORK	)
) ss.:
COUNTY OF NASSAU	)
     On the 14th day of December, in the year two thousand four, before me the undersigned, a Notary Public in and for said State, personally appeared STUART FLEISCHER personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual executed the instrument.

/s/ Mary Farruggio Notary Public

(STAMP)

18

EXHIBIT A
DESCRIPTION OF LAND
     ALL THAT CERTAIN plot, piece or parcel of land, situate, lying and being at Port Washington, Town of North Hempstead, County of Nassau and State of New York, known and designated as Block 89, Lot 10, on the map of Hempstead Harbor Industrial Park, Section No. 4, filed in the Office of the Nassau County Clerk on February 19, 1980 as Case No. 8815, which is bounded and described as follows:
     BEGINNING at a point on the westerly side of Harbor Park Drive distant 2263.29 feet northwesterly, westerly and southerly when measured along the northeasterly, northerly and westerly side of Harbor Park Drive from the extreme northwesterly end of the curve which connects the northeasterly side of Harbor Park Drive with the westerly side of Roslyn West Shore Drive, said point of beginning is also where the division line between Lot 9 and 10 in Block 89 on the aforesaid map intersect the westerly side of Harbor Park Drive;
     RUNNING THENCE southerly along the westerly side of Harbor Park Drive the following two courses and distances;
     (1) along the arc of a curve bearing to the left having a radius of 354.90 feet a distance of 114.82 feet;
     (2) south 19 degrees 59 minutes 44 seconds east, 157.61 feet;
     THENCE south 70 degrees 00 minutes 16 seconds west, 505.90 feet;
     THENCE north 12 degrees 14 minutes 15 seconds west, 38.96 feet;
     THENCE south 76 degrees 45 minutes 46 seconds west, 100.02 feet;
     THENCE north 12 degrees 14 minutes 15 seconds west, 200.03 feet;
     THENCE south 76 degrees 45 minutes 45 seconds west, 265.34 feet;
     THENCE north 14 degrees 51 minutes 26 seconds west, 270.25 feet;
     THENCE north 88 degrees 32 minutes 28 seconds east, 876.11 feet to the westerly side of Harbor Park Drive, the point or place of BEGINNING.

EXHIBIT B
SUBLEASED PORTIONS OF THE PROJECT FACILITY

FIRST FLOOR

GYM
NEW CAFE
NMHC DATA CENTER
TRAINING ROOM
SANDATA DATA CENTER
SANDATA IT DEPT
SANDATA IT DEPT
IDI
SANDATA ACCOUNTING
WAREHOUSE
NEE

26 Harbor Park Drive
2nd Floor

NMHC
SANDATA
NORTHEAST
IDI
MAOS
PW CAPITAL
COMMON
SANDATA
MAOS
NMHC

EXHIBIT C
PRIOR SUBLEASE

SECOND AMENDMENT TO LEASE AGREEMENT
     This Second Amendment, dated as of April 26 , 2004, is by and among BFS Realty, LLC (“Owner”) and National Medical Health Card Systems, Inc. (“NMHC”). All defined terms used, but not otherwise defined herein, shall have their meanings set forth in the Lease Agreement between NMHC and Owner, dated as of August 1, 2001, as amended by an Amendment (the “Amendment”) dated as of October 23, 2003, together with any and all attachments thereto (the “Lease Agreement”).
     WHEREAS, NMHC and Owner have entered into the Lease Agreement pursuant to which NMHC leases approximately 34,270 square feet in the building known as 26 Harbor Park Drive, Port Washington, NY 11050 (the “Building”) from Owner;
     WHEREAS, the amount of square footage to be occupied by NMHC (34,270 square feet) pursuant to the Amendment is inaccurate and the correct square footage to be occupied by NMHC is 37,108 square feet;
     WHEREAS, the parties desire to amend the terms of the Lease Agreement to reflect the correct square footage to be occupied by NMHC from 34,270 square feet to 37,108 square feet and to make such other changes and modifications as hereinafter set forth.
     NOW, THEREFORE, in consideration of the premises and covenants and agreements contained herein, the parties agree as follows:
     1.      The Lease Agreement is hereby amended as follows:
          a.      The first sentence of the second paragraph of the Lease Agreement shall be deleted in its entirety and replaced with the following:
          “Witnesseth: Owner hereby leases to Tenant and Tenant hires from Owner approximately 37,108 square feet (as described in Schedule A) in the building known as 26 Harbor Park Drive, Port Washington, New York 11050 (the “Building”) in the County of Nassau for the term as defined herein or until such term shall sooner cease and expire as hereinafter provided, at an annual rate set forth as provided in Rider B attached hereto and made a part hereof.”
          b.      The attached Schedule A shall be added to and made a part of the Lease Agreement.
          c.      Rider B of the Lease Agreement shall be deleted in its entirety and replaced with the Rider B attached hereto and made a part of the Lease Agreement.
          d.      The definition of “Term” in Section A-1.16 of Rider A of the Lease Agreement shall be deleted in its entirety and replaced with the following:
          “Term” is the period from the Lease Commencement Date to the close of business on the last day of the one-hundred and twentieth (120th) month following the Effective Time (as defined in the Amendment dated October 23, 2003; such date being hereinafter referred to as the “Expiration Date”) or such earlier date upon which the Term of this Lease shall expire or be cancelled or terminated pursuant to any of the conditions or covenants of this Lease or pursuant to law.”
          e.      The definition of “Rentable Square Footage” in Section A-l-17 of Rider A shall be deleted in its entirety and replaced with the following:
               “Rentable Square Footage” shall mean approximately 37,108 square feet; provided, however, that Tenant shall have the right, upon sixty (60) days prior written notice to Landlord, to reduce the Rentable Square Footage by (i) 500 square feet covering the portion of the Premises designated in Exhibit A as “New Human Resources” and (ii) the amount of square footage utilized by NMHC for Human Resources purposes prior to the execution of the Amendment (such amount being included as a portion of the square footage set forth in Exhibit A as “Common Area.”)”
          f.      Section A-l6.04(a) of Rider A is hereby deleted in its entirety and replaced with the following:
               “(a) Notwithstanding any provision(s) in this Lease to the contrary, the parties acknowledge and agree that (i) the Premises are demised under this Lease for a minimum aggregate Rent (subject to such increases and other costs as provided throughout this Lease and Tenant’s Early Termination right) of $5,801,740 for the Term, payable upon the execution of this Lease, (ii) the terms of this Lease which provide for the payment of Rent in installments are solely for the convenience of Tenant, and (iii) upon the default in the payment of Rent in installments as aforesaid, then the full aggregate Rent hereby reserved for the entire Term then remaining unpaid shall, at Landlord’s option, become due and payable upon demand.”
          g.      Section A-l8.24 of Rider A is hereby deleted in its entirety and replaced with the following:
               “A-l8.24 Notwithstanding anything to the contrary contained in this Lease, Tenant shall have the right to terminate this Lease on, and only on, the last day of the sixtieth (60 th) month following the Effective Time (“Early Termination”). If Tenant wishes to exercise its right of Early Termination it shall provide Landlord with sixty (60) days prior written notice prior to the end of the then effective year of the Term (the “Early Termination Notice”) of its intent to do so. The failure by Tenant to exercise its right of Early Termination shall waive Tenant’s right of Early Termination. In consideration for its right of Early Termination, Tenant hereby agrees to pay to Landlord an amount equal to the Fixed Rent that would otherwise be payable by Tenant to Landlord for the next succeeding thirty (30) months, plus twelve thousand five hundred dollars ($12,500) (the “Early Termination Fee”). The Early Termination Fee shall be payable by Tenant, in whole, at any time following the Early Termination Notice; provided, however, that in no event shall such Early Termination Fee be paid by Tenant following the end of the thirty (30) day period after such Early Termination Notice. Failure by Tenant to pay the Early Termination Fee during such thirty (30) day period shall cancel Tenant’s right of Early Termination granted hereunder. Notwithstanding the foregoing, if Landlord shall lease all of the Premises at any time during the immediate thirty (30) months following Tenant’s Early Termination, Landlord shall pay to Tenant (the “Termination Fee Reimbursement”) within 30 days an amount equal to the difference between (a) the Early Termination Fee, less twelve thousand five hundred dollars ($12,500) and (b) the product of (i) the monthly Fixed Rent used to calculate the Early Termination Fee and (ii) the difference between thirty (30) months and the number of months that have passed since Tenant’s Early Termination which number shall be calculated as of the date in which such new tenant takes possession of the Premises; provided, however, that if the base rent payable by such new tenant during such period is less than the Termination Fee Reimbursement, Landlord shall only be obligated to reimburse Tenant the difference between the Termination Fee Reimbursement and the base rent payable by such new tenant during such period.”
          h.      Each of Landlord and Tenant acknowledge that Tenant has expended approximately one million dollars ($1,000,000) of the cost of certain improvements to the demised premises and that Landlord has paid for the balance of such improvements. Landlord and Tenant agree that Tenant is the owner of said one million dollars ($1,000,000) of improvements and Landlord is the owner of the balance of such improvements and as such each party agrees to treat such improvements as such party’s property for income tax purposes.
          i.      Within thirty (30) days of the date hereof, Tenant shall have the right to request Landlord, and upon such request Landlord shall, at its sole cost and expense, to sub-divide the portion of the demised premises designated “training room” on Schedule A attached hereto by erecting a maximum of three interior walls within said training room. Nothing herein shall be construed to require Landlord to make any structural, mechanical, plumbing or electrical modifications to the demised premises or in said training room.
     2.      Except as expressly provided herein; all terms and conditions of the Lease Agreement shall be unmodified and in full force and effect.
     3.      From and after the execution and delivery of this Amendment, all references to the Lease Agreement contained in other agreements and instruments executed and delivered pursuant to or in connection with the Lease Agreement shall hereinafter mean and refer to the Lease Agreement as amended hereby.
     4.      This Amendment may be executed in counterparts by the parties hereto, all of which shall constitute one and the same instrument. A facsimile transmission of this signed Amendment bearing a signature on behalf of a party hereto shall be binding on such party.
     5.      This Amendment shall be governed by the laws of the State of New York.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the day and year first above written.

BFS REALTY, LLC
By:	/s/ Bert E. Brodsky
	Name:	Bert E. Brodsky
	Title:	Manager

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.
By:	/s/ James J. Bigl
	Name:	James J. Bigl
	Title:	President & CEO

SCHEDULE A*
Square Footage
Dedicated to NMHC

Work Area/Executive Area	19,373
Data Center	2,132
Board Room	567
Training Room	3,285

Shared Areas
New Cafeteria	1,020
Gym	500
New Human Resources	500
Loading Area	344
Mail Room	272
Warehouse	3,522

Common Area**:	5,713

Total:	37,108

*A Floor Plan is attached hereto as Exhibit A

**Includes Bath Rooms, Hallways and Reception

EXHIBIT A
FLOOR PLAN

FIRST FLOOR

GYM
NEW CAFE
TRAINING ROOM
SANDATA IT DEPT
SANDATA DATA CENTER
SANDATA IT DEPT
IDI
SANDATA ACCOUNTING
WAREHOUSE
NEE

RIDER B
Rent
     Beginning at the Effective Time, Fixed Rent shall be $580,174, payable in advance in equal monthly installments of $48,347.83, for the 12 month period beginning at the Effective Time. Fixed Rent during the remainder of the Term shall be increased as follows:
     Commencing on the first anniversary of the Effective Time, and continuing on each annual anniversary of such day throughout the remainder of the Term (each such day being referred to as a “Rent Adjustment Date”), the Fixed Rent shall be increased by the Consumer Price Index plus 2.5%; provided however, that in no event shall the Fixed Rent on a Rent Adjustment Date be more than 3.5% percent greater than the Fixed Rent due for the immediately preceding lease year.
     The term “Consumer Price Index” shall mean the Consumer Price Index for the New York-Northeastern New Jersey area, which is currently published by the United States Department of Labor, Bureau of Labor Statistics. If however, this Consumer Price Index is changed so that the base year is altered from that used as of the commencement of the Effective Time, then the Consumer Price Index shall be converted in accordance with the conversion factor published by the United States Department of Labor, Bureau of Labor Statistics, to obtain the same results that would have been obtained had the base year not been changed. If no conversion factor is available, or if the Consumer Price Index is otherwise changed, revised or discounted for any reason, there shall be substituted in lieu thereof, and the term “Consumer Price Index” shall thereafter refer to, the most nearly comparable official price index of the United States Government to obtain substantially the same result as would have been obtained had the original Consumer Price Index not been changed, revised or discontinued, which alternative index shall be selected by Landlord and shall be subject to Tenant’s reasonable, prior, written approval.
     If Tenant exercises its right to reduce the Rentable Square Footage by 500 square feet as provided herein, the Fixed Rent shall be reduced pro rata.